Exhibit 10.3

FINAL VERSION

Ashtead Group Public Limited Company

RULES OF THE ASHTEAD GROUP LONG-TERM INCENTIVE

PLAN 2021

Directors’ adoption:	14 April 2021

Expiry date:	14 April 2031

Shareholder approval:	16 September 2021 and [ ] 2024

SLAUGHTER AND MAY

One Bunhill Row

London EC1Y 8YY

Ref: MDSC/IAB

571701003

The Ashtead Group Long-Term Incentive Plan 2021

Introduction

An Award under the Plan can take the form of:

•	a nil or nominal cost option - which is a right to acquire Shares during the Exercise Period either for nothing or for the Shares’ nominal value;

•	a conditional award - which is a right to be given Shares automatically on Vesting (or, at the end of the Holding Period, if the Award is subject to a Holding Period); or

•	a restricted award - which is an award of Shares, held by or on behalf of the Participant for a period on the terms of a Restricted Share Agreement, during which time those Shares are forfeitable.

Awards may be subject to: (i) one or more Performance Conditions; and/or (ii) a post-Vesting Holding Period. Following Vesting or (if applicable) the end of the Holding Period, Awards will be satisfied with “market purchase” Shares acquired by the Company’s employee benefit trust or, only on or after the Approval Date, by the issue of new Shares or the transfer of Treasury Shares to the Participant. This introduction does not form part of the Plan rules.

Definitions

In these rules:

“Acquiring Company” has the meaning given in rule 8.3.1;

“Adoption Date” means the date the Plan is adopted by the Company on the recommendation of the Committee;

“Approval Date” means the date the Plan is approved by the Company’s shareholders;

“Award” means a Conditional Award, an Option or a Restricted Award;

“Award Certificate” has the meaning given in rule 1.5.1;

“Award Date” means the date which the Committee specifies for the grant of an Award;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any other stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Committee” means, subject to rule 8.4, the remuneration committee of the board of directors of the Company, or any sub-committee or person duly authorised by it;

“Company” means Ashtead Group Public Limited Company, a company incorporated in England and Wales with registered number 01807982;

“Conditional Award” means a conditional right to automatically acquire Shares granted under the Plan;

“Control” means, in relation to a body corporate, the power of a person to secure by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate, or as a result of any powers conferred by the articles of association, or other document regulating that or any other body corporate, that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Dealing Restrictions” means any restrictions relating to dealing in Shares imposed by law, order, regulation or Government directive or any dealing code adopted by the Company;

“Directors’ Remuneration Policy” means the directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act 2006;

“Dividend Equivalent Payment” has the meaning given in rule 4.5;

“Exercise Period” means, in relation to an Option, the period beginning on the Expected Release Date or, if there is no Holding Period, on the Expected Vesting Date and ending on the tenth anniversary of the Award Date (unless the Committee determines a shorter period under rule 1.8.9);

“Expected Vesting Date” means the date specified under rule 1.8.6 on which the Award will normally Vest in accordance with the Plan rules;

“Expected Release Date” means the date specified under rule 1.8.7 on which the Award will normally be Released in accordance with the Plan rules;

“Expiry Date” means 14 April 2031, being the tenth anniversary of the Adoption Date;

“Group Member” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee,

and “Group” will be construed accordingly;

“Holding Period” means a period beginning on the Expected Vesting Date and ending on the Expected Release Date as determined by the Committee in accordance with rule 1.8.7;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003, as amended from time to time;

“London Stock Exchange” means the London Stock Exchange plc or any successor entity;

“Market Value” means, in relation to a Share on any date: (i) the closing middle-market quotation (taken from the Daily Official List of the London Stock Exchange) of a Share on the Business Day before the relevant date or (ii) if the Committee so determines, such closing middle-market quotation for any other Business Day (or the average of such closing middle-market quotations for any Business Days) occurring before the relevant date, as the Committee may determine, provided that such Business Days do not fall within any period when Dealing Restrictions apply to the Participant in respect of the Award or the Shares subject to the Award;

“Official List” means the list maintained by the Financial Conduct Authority for the purposes of section 74(1) of the Financial Services and Markets Act 2000;

“Option” means a right to acquire Shares granted under the Plan in the form of a nil or nominal cost option;

“Option Exercise Date” has the meaning given in rule 4.2.2;

“Original Entitlements Forfeited” means, in relation to a Recruitment Award, any awards forfeited by an Eligible Employee as a result of the Eligible Employee leaving the Eligible Employee’s former employer;

“Participant” means a person holding an Award or that person’s personal representatives (or, in relation to rule 5, a person who has held an Award or that person’s personal representatives);

“Performance Conditions” means any performance conditions imposed under rule 1.3;

“Performance Period” means the period in respect of which the Performance Conditions are to be satisfied as determined by the Committee in accordance with rule 1.3;

“Plan” means the plan constituted by these rules known as “The Ashtead Group Long-Term Incentive Plan 2021”, as amended from time to time;

“Pro-Rating Period” means:

(i)	subject to (iii) below, in relation to an Award subject to a Performance Condition, the Performance Period;

(ii)	subject to (iii) below, in relation to an Award which is not subject to a Performance Condition, the period beginning on the Award Date and ending on the Expected Vesting Date; and

(iii)

in relation to an Award which is a Recruitment Award, the period over which the Original Entitlements Forfeited would have been time pro-rated in accordance with their terms (had they not lapsed) or such other period as the Committee may determine on or before the Award Date;

“Recovery Period” has the meaning given in rule 5.1;

“Recruitment Award” means an Award granted in connection with an Eligible Employee’s recruitment to the Company or one of its Subsidiaries to compensate the Eligible Employee for any Original Entitlements Forfeited;

“Release” means, in relation to an Award that is subject to a Holding Period:

(i)	in respect of a Conditional Award, the Participant becoming entitled to receive the Shares subject to that Conditional Award;

(ii)	in respect of an Option, the Participant becoming entitled to exercise that Option; or

(iii)	in respect of a Restricted Award, the Participant’s Shares ceasing to be subject to the terms of the Restricted Share Agreement,

and “Released” will be construed accordingly;

“Release Date” means the date on which an Award is Released;

“Relevant Employee Share Plan” means an employee share plan operated by a Group Member (including the Plan), other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of ITEPA;

“Restricted Award” means an award of Shares under which the beneficial interest in the Shares is held by the Participant subject to the risk of forfeiture in accordance with these rules;

“Restricted Share Agreement” means an agreement entered into between a Participant and the Company, which sets out the terms on which the Shares subject to a Restricted Award will be held;

“Retained Portion” means the percentage of the Shares subject to an Award to be retained during the Holding Period and specified under rule 1.8.7 and, unless the Committee determines otherwise on or before the grant of an Award, the Retained Portion will be 100 per cent or, where any tax or social security contributions arise on the Vesting or exercise of an Award, the Shares remaining (or that would have remained) after the sale of sufficient Shares to meet such tax or social security contributions;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Summary Dismissal” means, in relation to a Participant, the termination of the Participant’s employment with a Group Member in circumstances where that Group Member is entitled to terminate the Participant’s employment contract summarily without payment;

“Treasury Shares” has the same meaning as in Chapter 6 of the Companies Act 2006;

“Vest” means:

(i)	if the Award is subject to a Holding Period:

a)	in respect of a Conditional Award, the Participant becoming entitled, subject to these rules, to receive the Shares subject to that Conditional Award on the Expected Release Date;

b)	in respect of an Option, the Participant becoming entitled to exercise that Option during the Exercise Period; or

c)	in respect of a Restricted Award, the Participant’s Shares ceasing, subject to these rules, to be subject to the terms of the Restricted Share Agreement on the Expected Release Date; and

(ii)	if the Award is not subject to a Holding Period:

a)	in respect of a Conditional Award, the Participant becoming entitled to receive the Shares subject to that Conditional Award;

b)	in respect of an Option, the Participant becoming entitled to exercise that Option; or

c)	in respect of a Restricted Award, the Participant’s Shares ceasing to be subject to the terms of the Restricted Share Agreement,

and “Vesting”, “Vested” and “Unvested” will be construed accordingly; and

“Vesting Date” means the date on which an Award Vests.

References in these rules to any statutory provision are to that provision as amended or re-enacted from time to time (and any regulations made under it), and, unless the context otherwise requires, words in the singular will include the plural and vice versa.

1.	Grant of Awards

1.1	Eligibility

The Committee may, subject to any Dealing Restrictions, grant an Award to:

1.1.1	before the Approval Date, any current employee of the Company or any Subsidiary except an executive director of the Company; and

1.1.2	on or after the Approval Date, any current employee of the Company or any Subsidiary including an executive director of the Company.

1.2	Timing of Award

Awards may not be granted at any time after the Expiry Date. Awards may only be granted:

1.2.1	within the period of 42 days beginning on:

(i)	the Adoption Date;

(ii)	the Approval Date;

(iii)	the Business Day after the day on which the Company’s results are announced for any period; or

(iv)	the day on which the Directors’ Remuneration Policy (or any amendment to it) is approved by the Company’s shareholders on or after the Approval Date; or

(v)	to the extent Dealing Restrictions apply at any time during the periods referred to in (i) to (iv) above, the day on which the grant of Awards is no longer prohibited by any Dealing Restrictions; or

1.2.2	on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards.

1.3	Performance Conditions

1.3.1

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions determined by the Committee linked to the performance of the Company. When granting any Award (other than a Recruitment Award) to executive directors of the Company, the Committee must make its Vesting conditional on the satisfaction of one or more such conditions to the extent required by the Directors’ Remuneration Policy.

1.3.2	Any Performance Conditions must be specified at the Award Date. The Committee may amend a Performance Condition either:

(i)	in accordance with its terms; or

(ii)	if anything happens which causes the Committee reasonably to consider it appropriate,

provided that the Committee considers that any amended Performance Condition will not be materially less or more challenging to satisfy than the original condition would have been but for such circumstances occurring.

1.3.3	When the Committee grants an Award which is subject to one or more Performance Conditions, the Committee must also determine the Performance Period relating to such Performance Conditions.

1.4	Other conditions

1.4.1	The Committee may impose other conditions additional to these rules on the Vesting of an Award, provided that they are specified at the Award Date.

1.4.2	The Committee may waive or amend any such condition.

1.5	Award Certificate

1.5.1

Each Participant will receive a certificate (in such form as the Committee may determine) specifying the terms of an Award granted as a Conditional Award or an Option as soon as reasonably practicable after the Award Date (an “Award Certificate”). The Award Certificate may be the deed referred to in rule 1.8 or any other document determined by the Committee. The Award Certificate may be distributed in hard copy, by email or by any other electronic means. If any Award Certificate is lost or damaged the Company may replace it on such terms as it determines.

1.5.2

Unless the Committee determines otherwise, a Participant must, before a date determined by the Committee and notified to the Participant, agree in writing to be bound by the Plan rules and the terms of the Award Certificate. If the Participant does not do so, the Committee may determine that either:

(i)	the Award lapses; or

(ii)	the Award will not Vest until the Participant does so agree in writing.

1.6	No payment

A Participant is not required to pay for the grant of any Award.

1.7	Administrative errors

If the Committee purports to grant an Award which is inconsistent with rule 2, the Award will be limited and will take effect from the Award Date on a basis determined by the Committee to be consistent with that rule.

1.8	Terms of Awards

Awards must be granted by deed in such form as the Committee determines. The terms of the Award, as determined by the Committee, must be specified in the deed. These should include:

1.8.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option (and, if so, a nominal cost or nil cost option); or

(iii)	a Restricted Award,

or a combination of the above;

1.8.2	the number of Shares subject to the Award;

1.8.3	the Award Date;

1.8.4	the Performance Conditions, if applicable;

1.8.5	any other condition imposed under rule 1.4;

1.8.6	the Expected Vesting Date;

1.8.7	whether a Holding Period applies and if it does, the Expected Release Date of the Award and the percentage of the Award that is the Retained Portion;

1.8.8	whether and on what basis rule 1.13 applies to the Award;

1.8.9	the Exercise Period, if applicable;

1.8.10	in relation to a Recruitment Award, the Pro-Rating Period; and

1.8.11	whether the Participant is entitled to receive any cash or Shares under rule 4.5; or

1.8.12

in the case of a Restricted Award, whether, in respect of any dividends paid on the Shares subject to the Restricted Award before the Vesting Date of an Award which is not subject to a Holding Period or the Release Date of an Award which is subject to a Holding Period, the Participant:

(i)	may retain those dividends;

(ii)	must waive those dividends; or

(iii)	use those dividends to buy additional Shares in which event the additional Shares will form part of the Shares subject to the Restricted Award.

1.9	Terms of agreement

An Eligible Employee who is to be granted a Restricted Award must enter into a Restricted Share Agreement on or before the Award Date under which the Eligible Employee agrees:

1.9.1	that, where these rules refer to the Award lapsing, the Shares subject to the Award will be forfeit and the Eligible Employee will do all such things and execute all such documents as the Committee may require to effect the transfer of those Shares to the Committee’s order for nil consideration;

1.9.2	that, until the Vesting Date of an Award which is not subject to a Holding Period or the Release Date of an Award which is subject to a Holding Period:

(i)	the Eligible Employee will not assign, transfer or charge the Shares subject to the Award or any interest in them;

(ii)

the Eligible Employee will not, except in relation to any dividends (other than dividends which in the opinion of the Committee are abnormal) paid on the Shares subject to the Award or as otherwise permitted by the Committee, assign, transfer or charge any value which the Eligible Employee receives in respect of the Shares subject to the Award and that such value will itself be treated as forming part of the Shares subject to the Award unless and to the extent that the Committee decides otherwise;

(iii)	if the Committee has so specified, the Eligible Employee will waive any dividends or reinvest any dividends to buy additional Shares which will form part of the Shares subject to the Award; and

(iv)

if the legal interest in the Shares subject to the Award is transferred to the Eligible Employee and the Committee so decides, the Eligible Employee will deposit the share certificates (or other documents of title) relating to the Shares subject to the Award with such person as the Committee may decide.

The Holding Period (if any), the Pro-Rating Period and the full terms of any Performance Conditions and any additional conditions applicable to the Restricted Award must be set out in the Restricted Share Agreement or otherwise made available to the Eligible Employee.

1.10	Transfer of Shares

The Company must make a Restricted Award by transferring, or procuring the transfer of, the beneficial interest and (if the Committee so decides) the legal interest in the Shares subject to the Award to the Eligible Employee on the Award Date. The Committee may retain the share certificates for the Shares relating to a Restricted Award, and the Company may enter into such arrangements as it thinks fit in order to enable it to enforce the obligations of the Eligible Employee under the Restricted Share Agreement.

1.11	Section 431 elections

Each Participant irrevocably agrees to enter into a joint election in respect of any Shares acquired under a Restricted Award under section 431(1) or section 431(2) (as determined by the Committee) of ITEPA, if required to do so by the Committee on or before the Award Date.

1.12	Awards in tranches

The Committee may grant an Award in any number of tranches, where the terms (as referred to in rule 1.8) of each tranche are different. In these circumstances, these rules will be interpreted as if each tranche was a standalone Award.

1.13	Post-tax holding of Shares

The Committee may determine on or before the grant of an Award that, except in the case of death, a Participant may not, without the prior consent of the Committee (and subject to such conditions as the Committee may impose), transfer, assign, charge or otherwise dispose of any Shares in respect of which the Award has Vested or any rights in respect of them until such date as the Committee determines. This rule 1.13 will apply whether or not a Participant ceases (or has ceased) to be employed by any Group Member (unless the Committee, in its absolute discretion, determines otherwise).

2.	Sourcing of Shares and limits

2.1	Sourcing of Shares before the Approval Date

Before the Approval Date:

2.1.1	no Shares will be issued and no Treasury Shares will be transferred to satisfy Awards; and

2.1.2	no newly issued Shares or Treasury Shares will be allocated for the purposes of this rule 2.

2.2	Dilution limits

The nominal amount of Shares over which the Committee may grant Awards on any date will be limited so that it does not exceed the limits specified in rules 2.3 and 2.7. The limits specified in rule 2.3 only apply to Awards which are to be satisfied (directly or indirectly) by the issue of new Shares or the transfer of Treasury Shares.

2.3	5% and 10% in ten years

The limits are:

2.3.1	ten per cent. of the nominal amount of the Company’s equity share capital on the Award Date less the aggregate of the nominal amounts of:

(i)	Shares allocated in respect of awards granted within the previous ten years under any employee share scheme;

(ii)	Shares remaining to be allocated in respect of awards granted on the same date or within the previous ten years under any employee share scheme;

(iii)	Shares allocated on the same date or within the previous ten years under any employee share scheme otherwise than in respect of an award; and

2.3.2	five per cent. of the nominal amount of the Company’s equity share capital on the Award Date less the aggregate of the nominal amounts of:

(i)	Shares allocated in respect of awards granted within the previous ten years under any executive share scheme;

(ii)	Shares remaining to be allocated in respect of awards granted on the same date or within the previous ten years under any executive share scheme; and

(iii)	Shares allocated on the same date or within the previous ten years under any executive share scheme otherwise than in respect of an award.

2.4	Interpretation

For the purposes of this rule 2:

2.4.1	“allocate” means the issue of new Shares or the transfer of Treasury Shares in satisfaction (directly or indirectly) of a person’s right under an award;

2.4.2	an “award” means any right to acquire or receive Shares whether conditional or unconditional and whether or not for payment;

2.4.3	an “employee share scheme” means any employees’ share scheme for employees of the Group which has been adopted by the Company;

2.4.4	“equity share capital” has the meaning given to it by section 548 of the Companies Act 2006;

2.4.5	an “executive share scheme” means any employees’ share scheme which has been adopted by the Company for employees of the Group chosen at the discretion of the body administering the scheme;

2.4.6

no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their Market Value at or about the date of acquisition and the cost of those Shares is borne by (or by the estate of) the employee or former employee;

2.4.7	no account will be taken of awards which are relinquished or lapse;

2.4.8

subject to rule 2.4.9, no account will be taken of an award if and to the extent to which the Committee considers that it will be satisfied by the transfer of existing Shares other than Treasury Shares or cash;

2.4.9

any Shares allocated or remaining to be allocated to the trustee of any trust which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated or as remaining to be allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares;

2.4.10	account will only be taken of Treasury Shares for so long as this is required under institutional shareholder guidelines; and

2.4.11

where an award was granted in consideration of the release by an individual holding an award previously granted to that individual under an employee share scheme, then the earlier award will be ignored and the later award will be deemed to have been granted at the same time as the earlier award.

2.5	Multiple related awards

Where an individual is granted two awards on terms that the exercise, vesting or release of one will automatically result in a reduction to the extent to which the other may be exercised, vest or be released and vice versa, then for the purposes of this rule 2 it will only be necessary to take into account that number of Shares which could be acquired in respect of those awards having regard to those terms.

2.6	Adjustments for variation of share capital

The Committee may adjust the limits specified in rule 2.3 in the event of a variation of the equity share capital of the Company.

2.7	Individual limit

The Committee must not grant an Award (other than a Recruitment Award) which would cause the aggregate Market Value (on the Award Date of the relevant Award) of:

2.7.1	the Shares subject to that Award; and

2.7.2

the Shares which the relevant Participant may acquire pursuant to any other Award (other than a Recruitment Award) in respect of the same financial year of the Company, to exceed 850 per cent. of that Participant’s then prevailing base salary before any deductions for salary sacrifice.

3.	Vesting and Release of Awards

3.1	Timing of Vesting and Release

3.1.1	Subject to rules 6 and 8, an Award will Vest on the latest of the following:

(i)	the date on which the Committee makes its determination under rule 3.3 of the extent to which Awards will Vest;

(ii)	the Expected Vesting Date;

(iii)

the date on which the Committee determines that any investigation ongoing on the Expected Vesting Date into the conduct or actions of any Participant or any Group Member in connection with the Award has been completed and that it does not wish to undertake any action specified in rule 5 in respect of such investigation;

(iv)

in the case of a Conditional Award or Restricted Award which is not subject to a Holding Period, the date on which the Participant enters into arrangements satisfactory to the Committee to discharge the Participant’s obligations under rule 4.7; and

(v)	the date on which any Dealing Restrictions which would prevent dealing by the Participant in the Shares subject to the Award on the dates specified above cease to apply.

3.1.2	Subject to rules 6 and 8, an Award subject to a Holding Period will then be Released on the latest of the following:

(i)	the Expected Release Date;

(ii)

the date on which the Committee determines that any investigation ongoing on the Expected Release Date into the conduct or actions of any Participant or any Group Member in connection with the Award has been completed and that it does not wish to undertake any action specified in rule 5 in respect of such investigation;

(iii)

in the case of a Conditional Award or Restricted Award, the date on which the Participant enters into arrangements satisfactory to the Committee to discharge the Participant’s obligations under rule 4.7; and

(iv)	the date on which any Dealing Restrictions which would prevent dealing by the Participant in the Shares subject to the Award on the dates specified above cease to apply.

3.2	Determination of Performance Conditions and other conditions

3.2.1

Subject to rule 3.2.2 below, as soon as reasonably practicable after the end of the Performance Period, the Committee will determine whether and to what extent any Performance Conditions and any other conditions imposed under rule 1.4 have been satisfied.

3.2.2	Where the Award Vests under rule 6 or 8, the Committee will have the absolute discretion to determine the extent to which the Performance Conditions have been satisfied either:

(i)

up to the date the Participant ceases to be an employee of the Group (where rule 6 applies) or the date on which the relevant corporate event occurs (where rule 8 applies), measured against the most recent information available or information to become shortly available to the Committee at that time, as determined by the Committee; or

(ii)	over the full Performance Period, having regard to actual or projected performance.

3.3	Extent of Vesting

3.3.1	The Committee will determine the extent to which an Award will Vest, taking into account:

(i)	the extent to which any Performance Conditions and any other conditions imposed under rule 1.4 have been satisfied;

(ii)	the underlying performance of the Company and the Participant;

(iii)	such other factors as the Committee may, in its absolute discretion, consider relevant; and

(iv)

if an Award is Vesting under rule 6 or 8, unless the Committee determines otherwise, the proportion of the Pro-Rating Period that has elapsed on the date the Participant ceases to be an employee of the Group (where rule 6 applies) or the date on which the relevant corporate event occurs (where rule 8 applies).

3.3.2

If an Award Vests under rule 6.3 or 8 after the Participant has ceased to be an employee of the Group in accordance with rule 6.2, the factors specified in rules 3.3.1(i) and 3.3.1(iv) will, unless the Committee determines otherwise, be assessed by reference to the period ending on the date the Participant has ceased to be an employee of the Group.

3.3.3	To the extent the Committee determines in accordance with rule 3.3.1 that an Award will not Vest it will lapse immediately.

3.3.4	If an Award lapses under any provision of the Plan it cannot subsequently Vest or be Released and a Participant has no rights in respect of it.

3.4	Section 431 elections

Each Participant irrevocably agrees to enter into an agreement or joint election under section 431(1) or section 431(2) of ITEPA in respect of any Shares the Participant may acquire under an Award, if required to do so by any Group Member on or before:

3.4.1	in the case of a Conditional Award, the Release Date (or, if the Award is not subject to a Holding Period, its Vesting Date); and

3.4.2	in the case of an Option, the Option Exercise Date.

4.	Consequences of Vesting and Release of Awards

4.1	Conditional Awards and Restricted Awards

Subject to rules 2.1, 4.7 and 11.8 and any Dealing Restrictions, the Company will, within 30 days of the Release Date of a Conditional Award or a Restricted Award (or, if no Holding Period applies, its Vesting Date), arrange for the transfer (including a transfer out of treasury) of, or issue to or to the order of the Participant the number of Shares in respect of which the Award has Vested unless, in the case of a Restricted Award, the relevant number of Shares have already been transferred to the Participant.

4.2	Options

4.2.1

A Participant may, subject to any Dealing Restrictions, exercise an Option at any time during the Exercise Period (or, where rule 6 or 8 applies, any exercise period provided for under those rules) by:

(i)	giving notice in the prescribed form to the Company or any person nominated by the Committee;

(ii)	enclosing the relevant Award Certificate (if required by the Committee); and

(iii)

in the case of a nominal cost Option, paying to the Company the amount of the nominal value of each Share in respect of which the Option is exercised (or giving an undertaking in a form acceptable to the Committee to make that payment).

4.2.2

Unless the Committee determines otherwise, the “Option Exercise Date” will be the date of receipt by the Company or its duly appointed agent of the notice (and, if relevant, the Award Certificate, payment and/or undertaking) referred to in rule 4.2.1. However, if notice of the exercise of an Option is received at a time when:

(i)	any Dealing Restrictions would prohibit the exercise of Options by the Participant, the Option Exercise Date will be the first Business Day when such Dealing Restrictions cease to apply; or

(ii)

the Participant has not entered into arrangements satisfactory to the Committee to discharge the Participant’s obligations under rule 4.7, the Option Exercise Date will be the first Business Day when such arrangements come into force.

4.2.3

Subject to rules 4.7 and 11.8 and any Dealing Restrictions, the Company will arrange for Shares to be transferred to or, on after the Approval Date, issued to the Participant within 30 days of the Option Exercise Date.

4.3	Lapse of Options

The Option will lapse to the extent that it has not been exercised at the end of the Exercise Period, unless it lapses earlier in accordance with the Plan rules. However, the Committee may permit a Participant to exercise Options within any period it determines that is longer than the periods permitted for exercise specified in these rules.

4.4	Rights

Shares issued or transferred on the exercise of an Option or the Vesting or Release of a Conditional Award or the issue or transfer of Shares subject to a Restricted Award will rank equally in all respects with the Shares in issue at the point of issue or transfer, except as specified in these rules and, in the case of a Restricted Award, the relevant Restricted Share Agreement. They will not rank for any rights attaching to Shares by reference to a record date before the date of issue or transfer. Where Shares are transferred (including a transfer out of treasury) on the exercise of an Option or the Vesting or Release of a Conditional Award, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date.

4.5	Dividend Equivalent Payment

4.5.1

Unless the Committee determines otherwise, an Award will include the right to receive, subject to rule 4.7, an amount (a “Dividend Equivalent Payment”) equal in value to the dividends which would have been payable on the number of Shares in respect of which an Award Vests in relation to dividends the record dates for which fall during the period beginning on the Award Date and ending on:

(i)	the Release Date; or

(ii)	if there is no Holding Period, the Vesting Date.

4.5.2

The amount of any Dividend Equivalent Payment will be paid in cash unless the Committee determines it will be paid (in full or in part) in Shares. Any Dividend Equivalent Payment will be paid to any relevant Participant as soon as reasonably practicable after the delivery of Shares under rule 4.1 or, in the case of an Option, after exercise.

4.5.3	The Committee may determine that the Dividend Equivalent Payment will assume the re-investment of such Dividend Equivalent Payment on such basis as the Committee determines.

4.5.4

The Committee may at any time determine to disapply this rule 4.5 in relation to all or part of a special dividend or dividend in specie which may otherwise be covered by this rule 4.5 or in respect of any Restricted Award.

4.6	Alternative ways to satisfy Awards

The Committee may determine to satisfy all or part of a Conditional Award or Option by paying a cash amount (subject to rule 4.7). For a Conditional Award, the cash amount must be equal to the Market Value of the relevant Shares on the Release Date (or if the Award is not subject to a Holding Period, its Vesting Date). For an Option, the cash amount must be equal to the Market Value of the relevant Shares on the Option Exercise Date less any exercise price applicable to the Option. The Company may determine that Awards will be satisfied in cash on the Award Date or at any time subsequently.

4.7	Withholding

Any current or former Group Member or the trustee of any employee benefit trust established such current or former Group Member may (to the extent permitted by law) make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of an Award or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, a Group Member or the trustee. These arrangements may include a reduction in the number of Shares subject to an Award and/or the exercise of an Option on behalf of the Participant and/or the sale on behalf of the Participant of any of the Shares to which the Participant is entitled under the Plan and the retention of the sale proceeds to meet the liability. References to social security contributions include anything in a jurisdiction outside the United Kingdom which, in the Committee’s opinion, is reasonably comparable to social security contributions.

The Participant authorises the Company to sell on the Participant’s behalf sufficient Shares subject to the Award to discharge any liability to taxation, duties or social security contributions arising in connection with that Award that any current or former Group Member is required to withhold and any related costs associated with that sale. In facilitating such a sale, the Company may appoint a broker of its choosing.

5.	Recovery of Awards

5.1	Length of Recovery Period

5.1.1

The period during which the Committee may undertake any of the actions specified in rules 5.3, 5.4 and 5.5 (the “Recovery Period”) will, subject to rule 5.1.2, be the period of five years beginning on the Award Date.

5.1.2

If an investigation into the conduct or actions of any Participant or any Group Member has started before, but has not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of rules 5.3, 5.4 and 5.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in rules 5.3, 5.4 and 5.5.

5.2	Recovery triggers

5.2.1

Notwithstanding any other rule of the Plan, at any time before the end of the Recovery Period, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in rules 5.3, 5.4 and 5.5 if there is:

(i)	a material misstatement in the published results of the Company or Group or any other Group Member;

(ii)	an error in assessing any applicable Performance Conditions or the number of Shares subject to an Award;

(iii)	the assessment of any applicable Performance Conditions and/or the number of Shares subject to an Award being based on inaccurate or misleading information;

(iv)	fraud or gross misconduct on the part of the Participant concerned;

(v)

a Group Member is censured by a regulatory body or suffers, in the Committee’s opinion, a significant detrimental impact on its reputation, provided that the Committee determines that, following an appropriate review of accountability, the Participant was responsible for, or had management oversight over, the actions, omissions or behaviour that gave rise to that censure or detrimental impact;

(vi)

the Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that ordinary shares in the Company cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (in whole or in part) for that insolvency or failure.

5.2.2	References to Group Members include references to former Group Members.

5.3	Malus

5.3.1	The Committee may, in its absolute discretion, at any time during the Recovery Period:

(i)	cancel, or reduce the number of Shares subject to, an Award; and/or

(ii)	impose additional conditions on an Award.

5.3.2	If an Award is cancelled or reduced in accordance with rule 5.3.1, that Award will be treated (to the relevant extent) as having lapsed.

5.3.3	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with rule 5.3.1.

5.4	Clawback

5.4.1

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Award; or

(ii)	a cash payment in respect of all or some of the Shares acquired under the Award.

5.4.2

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with rule 5.4.1, the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the relevant Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

5.5	Recovery mechanisms

5.5.1	In place of requiring the Participant to take the action referred to in rule 5.4, the Committee may, in its absolute discretion, during the Recovery Period:

(i)	reduce the amount of any future payments in connection with the Plan or under discretionary bonus plans or other incentive arrangements;

(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

(iii)	reduce the number of shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised,

on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

5.5.2

The Committee may take any action referred to in rule 5.3.1 to give effect to the operation of any withholding or recovery provisions similar to this rule 5 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Group Member.

6.	Leaving the Group

6.1	General rule on leaving employment

6.1.1	Unvested Awards will lapse (to the maximum extent permitted by law) on the date the Participant ceases to be an employee of the Group unless rule 6.2 or 6.3 applies.

6.1.2

If a Participant ceases to be an employee of the Group during any Holding Period applicable to a Vested Award for any reason other than Summary Dismissal, it will, subject to rules 6.1.3, 6.2.6, 6.3 and 8, be Released on the Expected Release Date. Any Awards structured as Options may, subject to rule 8, be exercised for a period of 12 months beginning on the Expected Release Date, after which time they will lapse.

6.1.3

If a Participant ceases to be an employee of the Group during any Holding Period applicable to a Vested Award for any reason other than Summary Dismissal, the Committee may determine that it will, subject to rule 6.2.6, be Released on the date of the Participant’s cessation of employment (or such other date before the Expected Release Date as the Committee may determine). Any Awards structured as Options may, subject to rule 8, be exercised for a period of 12 months beginning on the date of the Participant’s cessation of employment (or such other date before the Expected Release Date as the Committee may determine), after which time they will lapse.

6.1.4

If a Participant ceases to be an employee of the Group, for any reason other than Summary Dismissal, holding Vested Options which are not or are no longer subject to a Holding Period, they may, subject to rules 6.2.6 and 8, be exercised for a period of 12 months beginning on the date of the Participant’s cessation of employment, after which time they will lapse.

6.1.5	If a Participant ceases to be an employee of the Group because of Summary Dismissal, all the Participant’s Awards (whether Vested or not) lapse (to the maximum extent permitted by law).

6.2	Leaving as a “good leaver”- Unvested Awards

6.2.1	If a Participant ceases to be an employee of the Group because of:

(i)	ill-health, injury or disability, in each case evidenced to the satisfaction of the Committee;

(ii)	the Participant’s employing company ceasing to be under the Control of the Company;

(iii)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Group Member; or

(iv)	any other reason, at the discretion of the Committee,

then an Unvested Award will, subject to rules 6.2.2, 6.2.6, 6.3 and 8, Vest on the date determined in accordance with rule 3.1 to the extent determined in accordance with rule 3.3.

6.2.2

If a Participant ceases to be an employee of the Group for one of the reasons specified in rules 6.2.1(i) to 6.2.1(iv), the Committee may, in its absolute discretion, determine that an Unvested Award will Vest on the date of the Participant’s cessation of employment (or such other date before the Expected Vesting Date as the Committee may determine) to the extent determined in accordance with rule 3.3.

6.2.3

Where the determination as to whether a Participant has ceased to be an employee for one of the reasons specified in rules 6.2.1(i) to 6.2.1(iv) depends on a decision of the Committee, it may, in its absolute discretion, delay such decision until the date determined in accordance with rule 3.1 and base its decision on all relevant circumstances (including, without limitation, the achievement of any applicable Performance Conditions over the Performance Period, whether the Participant has complied with any applicable restrictive covenants and/or, if the Participant retired from the Group, whether the Participant has remained in retirement).

6.2.4	The Award will remain subject to any Holding Period after it Vests, unless the Committee, in its absolute discretion, determines otherwise.

6.2.5	Awards structured as Options may then (to the extent Vested and subject to rule 8) be exercised for a period of 12 months beginning on:

(i)	if the Award is subject to a Holding Period, the Expected Release Date (or such other date as the Committee may determine in accordance with rule 6.2.4); and

(ii)

if the Award is not subject to a Holding Period, the Expected Vesting Date, unless rule 6.2.2 applies, when the 12 month period will begin on the date determined by the Committee in accordance with that rule, after which time, they will lapse.

6.2.6	If a Participant ceases to be an employee of the Group for one of the reasons specified in rules 6.2.1(ii) or 6.2.1(iii), the Committee may determine that:

(i)	an Unvested Award will not Vest under rule 6.2.1;

(ii)	a Vested Award subject to a Holding Period will not be Released under rule 6.1.2; and

(iii)	a Vested Option will not lapse under rule 6.1.4,

but will be automatically exchanged under rule 9.

6.3	Death

If a Participant dies:

6.3.1	an Unvested Award will Vest on the date of the Participant’s death to the extent determined in accordance with rule 3.3;

6.3.2	a Vested Award subject to a Holding Period will be Released on the date of the Participant’s death; and

6.3.3

any Awards structured as Options may then (to the extent Vested and subject to rule 8) be exercised for a period of 12 months beginning on the date of the Participant’s death, after which time they will lapse.

Alternatively, the Committee may, in its absolute discretion, determine that an Unvested Award will Vest, subject to rule 8, on the date determined in accordance with rule 3.1 (and an Vested Award subject to a Holding Period will, subject to rule 8, be Released on the Expected Release Date), in which case the provisions in rule 6.2 will apply mutatis mutandis, except that Unvested Awards will not be subject to a Holding Period (unless the Committee, in its absolute discretion, determines otherwise).

6.4	Meaning of “ceasing to be an employee of the Group”

For the purposes of rule 3 and this rule 6, a Participant will not be treated as ceasing to be an employee of the Group until the Participant ceases to be an employee of any Group Member and does not recommence employment with a Group Member within 7 days, unless the Committee determines that a Participant will be treated as ceasing to be an employee of the Group on the date that the Participant gives or receives notice of termination of employment.

If a Participant ceases to be an employee of the Group but remains a director of a Group Member, the Committee may determine that, for the purposes of rule 3, that Participant continues to be an employee of the Group until that Participant also ceases to be a director of that Group Member.

7.	Adjustment of Awards

7.1	Power to adjust

If there is:

7.1.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

7.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;

7.1.3	a special dividend or distribution; or

7.1.4	any other transaction which will, in the Committee’s opinion, materially affect the value of Shares,

the Committee may adjust the number or class of Shares subject to, and the exercise price of, an Award as it considers appropriate.

7.2	Notice

The Company will notify Participants of any adjustment made under this rule 7 as soon as reasonably practicable thereafter.

8.	Takeovers and corporate events

8.1	Takeovers

Subject to rule 8.3, where:

8.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares;

8.1.2	a person (or a group of persons acting in concert) having obtained Control of the Company makes an offer to acquire all the Shares that person does not already own; or

8.1.3	a court sanctions a compromise or arrangement pursuant to section 899 of the Companies Act 2006 in connection with the acquisition of Shares;

then:

(i)	an Unvested Award will Vest to the extent determined in accordance with rule 3.3; and

(ii)	a Vested Award subject to a Holding Period will be Released,

on the Effective Date.

8.1.4	For the purposes of this rule 8.1, the “Effective Date” will be:

a)	where rule 8.1.1 or 8.1.2 applies, the offer becoming unconditional in all respects; and

b)	where rule 8.1.3 applies, the date that such compromise or arrangement comes into effect (unless the Committee determines that an alternative date should apply);

8.1.5

Any Award structured as an Option (whether it Vested or was Released under this rule 8.1 or otherwise) may be exercised for a period of one month beginning on the Effective Date, after which time it will lapse.

8.2	Winding-up, demergers or other corporate events

If a resolution is passed or an order is made for the winding-up of the Company or the Committee becomes aware that the Company is or is expected to be affected by:

8.2.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

8.2.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;

8.2.3	a special dividend or distribution; or

8.2.4	any other transaction,

which, in the Committee’s opinion, would materially affect the value of Shares, the Committee may determine:

(i)	that an Unvested Award will Vest to the extent determined in accordance with rule 3.3;

(ii)	that a Vested Award subject to a Holding Period will be Released; and/or

(iii)	the period of time during which an Option may be exercised, after which time it will, unless the Committee determines otherwise, lapse.

8.3	Exchange

In the event that:

8.3.1

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in rule 8.1.1 or 8.1.2 or a compromise or arrangement referred to in rule 8.1.3; and

8.3.2	either:

(i)	substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; or

(ii)	the Committee determines that Awards should be automatically exchanged,

then the Committee, with the consent of the Acquiring Company, may determine before the obtaining of such Control that:

a)	an Unvested Award will not Vest under rule 8.1.3(i);

b)	a Vested Award subject to a Holding Period will not be Released under rule 8.1.3(ii); and

c)	a Vested Option will not lapse under rule 8.1.5

but will be automatically exchanged under rule 9.

8.4	Committee

In this rule 8, “Committee” means those people who were members of the Committee immediately before the Effective Date.

9.	Exchange of Awards

9.1	Timing of exchange

Where an Award is to be exchanged under rule 6.2.6 or 8.3 the exchange will take place as soon as reasonably practicable after the relevant event.

9.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

9.2.1	must confer a right to acquire shares in the company that employs the Participant or another body corporate associated with that employing company;

9.2.2	must be, so far as practicable in the Committee’s opinion, equivalent to the existing Award;

9.2.3	is treated as having been acquired at the same time as the existing Award and Vests and is Released in the same manner and at the same time; and

9.2.4

is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the company over whose shares the new award is granted under rule 9.2.1.

10.	Terms of employment

10.1	Scope

For the purposes of this rule 10, “Employee” means any employee of a Group Member. This rule 10 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

10.2	Awards separate from employment contract

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Employee’s employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.3	Employee rights

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

10.4	Exercise of discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour.

10.5	Rights to compensation

No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

10.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

10.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

10.5.3	the operation, suspension, termination or amendment of the Plan.

10.6	Plan participation

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of these rules, including this rule. By participating in the Plan, an Employee waives all rights under or in connection with the Plan, other than the right to acquire Shares subject to and in accordance with the express terms of the Plan and any Performance Conditions or other conditions applicable to their Award, in consideration for, and as a condition of, the grant of the Award.

10.7	Third party rights

Nothing in the Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan or any condition applicable to an Employee’s Award. This does not affect any other right or remedy of a third party which may exist.

11.	General

11.1	Rights

A Participant will not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Participant has received the underlying Shares as a result of the Vesting or Release of a Conditional Award or the exercise of an Option.

11.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 11.2 does not apply to the transmission of an Award on the death of a Participant to the Participant’s personal representatives.

11.3	Not pensionable

None of the benefits received under the Plan is pensionable.

11.4	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an

Award or matter relating to the Plan will be final and conclusive.

11.5	Documents sent to shareholders

The Company may (but is not obliged to) send to Participants copies of any documents or notices normally sent to the holders of its Shares.

11.6	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

11.7	Data protection

11.7.1

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by any Group Member and relating to employees or customers of any Group Member, or other individuals. Each Group Member will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

11.7.2

Any Group Member and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the Company’s employee privacy notice and the data protection policy in force from time to time. The current versions of the applicable notice and policy are contained in the Company’s employee information handbook and are available from the Company Secretary’s department.

11.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements the Participant needs to fulfil in order to obtain or avoid the necessity for any such consent.

11.9	Listing

If and so long as the Shares are listed on the Official List and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as reasonably practicable.

11.10	Enforceability of provisions

By accepting an Award, the Participant agrees that:

11.10.1	these rules (and in particular rule 5) are fair and reasonable for the protection of the Company’s interests;

11.10.2

if it should be found that any Plan rule is void as a result of going beyond what is fair and reasonable in all the circumstances, and if by deleting or amending part of the wording of that rule it would not be void, the rule will apply with such deletion and/or amendment as may be necessary to make it valid and enforceable; and

11.10.3	all other Plan rules will remain in full force and effect.

11.11	Notices

11.11.1	Except as otherwise specified in these rules, any notice or communication to be given to any person who is or will be eligible to be a Participant may be:

(i)	delivered by electronic mail and it will be deemed to have been received upon electronic confirmation of such delivery; or

(ii)

personally delivered or sent by ordinary post to the Participant’s last known address and where a notice or communication is sent by post it will be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the recipient concerned and no Group Member will have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

11.11.2

Any notice to be given to the Company or the trustee of any trust will be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and will be effective upon receipt. The Committee may make other arrangements to receive notices.

12.	Amending the Plan and termination

12.1	Committee’s powers

Subject to the rest of this rule 12, the Committee may at any time amend the Plan and the terms of any Award in any way.

12.2	Shareholder approval

12.2.1

Subject to rules 12.2.2 and 12.2.3, the Company’s shareholders must approve in advance by ordinary resolution any proposed amendment to the Plan or the terms of an Award to be made on or after the Approval Date to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares or cash may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued or transferred from treasury under the Plan;

(iii)	the maximum entitlement for any Participant;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(v)

the rights of a Participant in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of the equity share capital of the Company; or

(vi)	the terms of this rule 12.2.

12.2.2	The Committee can amend the Plan or the terms of any Award and need not obtain the approval of the Company’s shareholders for any minor amendments:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation; or

(iii)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Member or any present or future Participant.

12.2.3	The Committee need not obtain the approval of the Company’s shareholders for any amendment to the Performance Conditions or other conditions imposed under rule 1.4 as permitted by rules 1.3 and 1.4.

12.3	Participant consent

If the Committee proposes an amendment to the Plan or the terms of any Award (other than a permitted alteration to the Performance Conditions or other conditions imposed under rule 1.4) which would be to the material disadvantage of Participants in respect of subsisting rights under the Plan, then:

12.3.1	the Committee will invite each so disadvantaged Participant to indicate whether or not they approve the amendment; and

12.3.2

such amendment will only take effect if the majority (assessed by reference to the size of affected Awards) of the Participants who respond to an invitation made in accordance with rule 12.3.1 consent to the amendment.

12.4	Notice

The Committee may (but is not obliged to) give written notice of any amendments made to any Participant affected.

13.	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The courts of England and Wales will have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1

US Participants: Awards within the short-term deferral exemption from section 409A of the US Internal Revenue Code

Schedule 1 will apply to Awards granted to or held by US Participants. Awards subject to this Schedule 1 are intended to fall within the short-term deferral exemption from section 409A of the Code. All Awards subject to this Schedule 1 will be administered and interpreted in a manner consistent with this intent. The Plan rules, as amended by this Schedule 1, will apply to Awards granted to or held by a Participant who is or becomes a US Participant, if the Committee so determines. Where there is any conflict between the Plan rules and this Schedule 1, the terms of this Schedule 1 will prevail.

The Company does not guarantee the tax treatment of any Awards, and nothing in this Schedule 1 or the Plan rules will be interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with section 409A of the Code) from a Participant to the Company or to any other individual or entity.

1.	Definitions

Capitalised terms which are not defined in this Schedule 1 have the meanings given in the Plan rules. In this Schedule 1:

“Code” means the United States Internal Revenue Code 1986, as amended;

“Market Value” means on any day the closing middle-market quotation (taken from the Daily Official List of the London Stock Exchange) of a Share on the Business Day before the relevant date (or such other Business Days as the Committee may from time to time determine), calculated on such basis as the Committee may from time to time determine, provided that such Business Days do not fall within any period when Dealing Restrictions apply and such basis is in accordance with US Treasury Regulation 1.409A-1(b)(5)(iv)(A); and

“US Participant” means a Participant who is a:

(i)	US citizen;

(ii)	US permanent resident (evidenced by a green card);

(iii)	non-US citizen who is posted to the United States on or after the Award Date and who is (or is expected to become) subject to US taxation as a resident alien; or

(iv)

non-US citizen to the extent that the Participant is or becomes subject to section 409A of the Code, as amended, with regard to an Award, including a non-resident alien taxpayer, with respect to some portion of an Award that is deemed to be income from a US source.

2.	Grant of Awards

2.1	An Award granted under this Schedule 1 may only be made in the form of a Conditional Award under the Plan rules as amended by this Schedule 1.

2.2

The following wording will be added to rule 1.4.1 (Other conditions) after the words “The Committee may impose other conditions additional to these rules on the Vesting of an Award, provided that they are specified at the Award Date”:

“and provided that such other conditions are consistent with the short-term deferral exemption from section 409A of the Code”.

2.3	A Holding Period will not apply to a Conditional Award granted under this Schedule 1 unless it is structured pursuant to rule 1.13 (Post-tax holding of Shares).

3.	Impact of a Participant Becoming a US Participant

3.1

If a Participant holding an Award that is not subject to a Holding Period or an Award to which rule 1.13 (Post-tax holding of Shares) applies becomes a US Participant, the provisions of this Schedule 1 will apply to the Award without any further actions on the part of the US Participant or the Company.

3.2	Any Option held by a Participant that becomes a US Participant will be automatically exercised on the later of:

(A)	the Vesting Date; and

(B)	the date on which the Committee determines the Participant is a US Participant,

but in no event may the Option be exercised later than 15 March of the calendar year following the year in which the Option ceases to be subject to a substantial risk of forfeiture for purposes of section 409A of the Code.

4.	Consequences of Vesting

4.1	The following wording will be added to the end of rule 3.1 (Timing of Vesting and Release):

“provided that the Vesting Date and the resulting transfer or issue of Shares will be no later than 15 March of the calendar year following the calendar year that contains the date on which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning given in section 409A of the Code)”.

4.2	A new rule 3.5 will be added to rule 3 (Vesting and Release of Awards):

“For the purposes of this Schedule 1, the terms “Vest” and “Vesting” mean that the Participant is no longer subject to a “substantial risk of forfeiture” for the purposes of section 409A of the Code.”

4.3

The following wording will be added in rule 4.1 (Conditional Awards and Restricted Awards) after “within 30 days of the Release Date of a Conditional Award or a Restricted Award (or, if no Holding Period applies, its Vesting Date)”:

“and, in any event, by 15 March of the calendar year following the calendar year in which the Conditional Award Vests”.

4.4

The following wording at the end of rule 4.5.2 (Dividend Equivalent Payment) will be deleted: “or, in the case of an Option, after exercise” and replaced with: “and, in any event, by 15 March of the calendar year following the calendar year in which the Conditional Award Vests”.

4.5	The following wording will be added to rule 4.6 (Alternative ways to satisfy Awards) after the words “(subject to rule 4.7)”:

“by 15 March of the calendar year following the calendar year in which the Conditional Award Vests.”

5.	Leaving the Group

5.1	Rules 6.1.2, 6.1.3 and 6.1.4 will be deleted.

5.2	The final paragraph of rule 6.2.1 will be deleted and replaced with the following:

“then the Participant’s Unvested Awards will, subject to rules 6.2.6, 6.3 and 8, not lapse but will Vest on:

(a)

if the Award is not subject to a Performance Condition, the date of the Participant’s cessation of employment, unless the Committee determines that the Award remains subject to a substantial risk of forfeiture (within the meaning given in section 409A of the Code) in which case it will Vest on the date that substantial risk of forfeiture falls away; and

(b)	if the Award is subject to a Performance Condition, the date determined in accordance with rule 3.1, in either case, to the extent determined in accordance with rule 3.3.”

5.3	Rule 6.2.2, 6.2.4 and 6.2.5 will be deleted.

5.4	Limbs (ii) and (iii) of rule 6.2.6 will be deleted.

6.	Death

6.1	Rule 6.3.3 will be deleted.

6.2

The following words in rule 6.3 (Death) will be deleted: “ Alternatively, the Committee may, in its absolute discretion, determine that an Unvested Award will Vest, subject to rule 8, on the date determined in accordance with rule 3.1 (and an Vested Award subject to a Holding Period will, subject to rule 8, be Released on the Expected Release Date), in which case the provisions in rule 6.2 will apply mutatis mutandis, except that Unvested Awards will not be subject to a Holding Period (unless the Committee, in its absolute discretion, determines otherwise).”

7.	Changing the Plan and termination

A new rule 12.6 will be added to rule 12 (Amending the Plan and termination):

“Notwithstanding the provisions of this rule 12, any amendment under this rule 12 will only be effective to the extent that it complies with section 409A of the Code or an exemption from that section.”

Schedule 2

California Participants

This Schedule 2 to the Plan is intended to satisfy the requirements of California Securities Law with respect to the grant of Conditional Awards. US Participants (as defined in Schedule 1) to whom California Securities Law applies who are resident in the State of California on the Award Date will be subject to the following additional terms and conditions specified in this Schedule 2 which for the purposes of compliance with the California Securities Law only will be deemed to be a separate plan maintained solely for California Participants.

1.	Definitions

Capitalised terms which are not defined in this Schedule 2 have the meanings given in the Plan rules. In this Schedule 2:

“California Participant’’ means a Participant who is a resident of the State of California on the Award Date;

“California Securities Law’’ means, collectively, section 25102(o) of the California Corporate Securities Law of 1968, as amended, and the regulations issued hereunder by the California Commissioner of Corporations; and

“Rule 701” means Rule 701 of the US Securities Act of 1933, as it may be amended from time to time.

2.	Additional Terms of Awards to California Participants

2.1

The terms of all Awards granted to a California Participant will comply, to the extent applicable, with the regulations issued under sections 260.140.42, 260.140.45 and 260.140.46, as applicable, of the California Securities Law.

2.2	Except to the extent provided in section 2.8 of this Schedule 2, each Conditional Award will be granted in accordance with Rule 701.

2.3

The total number of Shares which may be issued to California Participants under the Plan will not exceed the number of Shares determined under rule 2 of the Plan subject to adjustment in accordance with rule 2.6 of the Plan and section 2.4 of this Schedule 2.

2.4

The Committee will proportionately adjust (in the manner they deem appropriate) the number of Shares allocated under a Conditional Award in the event of a stock split, reverse stock split, stock dividend, recapitalisation, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company.

2.5

Shares must be delivered to satisfy Conditional Awards within ten years from the date the Plan is adopted by the Company, or the date the Plan is approved by the Company’s shareholders, whichever is earlier.

2.6

The Plan must be approved by the Company’s shareholders owning a majority of the outstanding securities entitled to vote by the later of (i) within 12 months before or after the Plan is adopted by the Company, or (ii) prior to or within 12 months of the issuance of any security under the Plan in the State of California. If the Company is a “foreign private issuer,” as defined by Rule 3b-4 of the Securities Exchange Act of 1934, as amended, it will not be required to comply with this section 2.6 provided that the aggregate number of persons resident in the State of California granted options under all option plans and agreements and issued securities under all purchases and bonus plans and agreements does not exceed 35.

2.7	Rights to acquire Shares subject to Conditional Awards will be transferable only to the extent permitted under rule 11.2 of the Plan and Rule 701.

2.8

Notwithstanding the foregoing, Awards may be granted under the Plan to any California Participant in accordance with any other registration exemption permitted under the California Securities Law or by qualification under such law, subject to such conditions as required by California law.

2.9

If pursuant to section 2.8 of this Schedule 2 Awards are granted under a securities registration exemption that does not comply with all conditions of Rule 701, then California Participants will be provided with Company financial statements at least annually unless such California Participants are key employees whose duties in connection with the Company assure them access to equivalent information.